Exhibit 10.20

February 24, 2023

Visicom Media Inc.

6200 Taschereau #304

Brossard QC Canada J4W 3J8

Attn: Patrice Carrenard

Ladies and Gentlemen:

Reference is hereby made to (i) that certain Securities Purchase Agreement, dated June 9, 2022, by and among Paltalk, Inc., a Delaware corporation (the “Company”), ManyCam ULC, an unlimited liability company incorporated under the laws of the Province of Alberta and a wholly owned subsidiary of the Company (the “Purchaser”), Visicom Media Inc., a Canadian corporation (the “Seller”), and 2434936 Alberta ULC, an unlimited liability company incorporated under the laws of the Province of Alberta (the “Securities Purchase Agreement”), and (ii) that certain License Agreement, dated June 30, 2022, by and between the Purchaser, as the “licensor”, and the Seller, as the “licensee” (the “License Agreement”). Capitalized terms used but not defined herein have the respective meanings given to them in the Securities Purchase Agreement.

WHEREAS, pursuant to the Securities Purchase Agreement, the Seller sold, transferred and assigned to the Purchaser, and the Purchaser purchased from the Seller, the Purchased Securities, together with all rights and advantages attaching thereto;

WHEREAS, pursuant to Section 2.4 of the Securities Purchase Agreement, the parties thereto agreed that, following the consummation of the Transactions, the Seller would be entitled to receive an Earn-Out Payment of up to $600,000 based on the Gross Sales of the ManyCam software during the six-month period following the Closing (the “Earn-Out Period”), with such Earn-Out Payment equaling $150,000 if the Gross Sales during the Earn-Out Period were greater than $600,000 but less than $700,000; and

WHEREAS, following the Purchaser’s consummation of the Transactions, the Purchaser and the Seller entered into the License Agreement, pursuant to which the Purchaser agreed to distribute, at the discretion and direction of the Seller, a specified number of ManyCam software updates to certain license holders to whom the Seller has previously granted a “lifetime” license to ManyCam software, and as consideration for distributing the software updates, the Seller paid the Purchaser an initial, upfront and nonrefundable payment of $65,000.

NOW THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound hereby, the Company, the Purchaser and the Seller wish to enter into this letter agreement (this “Letter Agreement”) and hereby agree as follows:

1. Notwithstanding anything in the Securities Purchase Agreement to the contrary, the Seller hereby (i) acknowledges and agrees that, in light of the Seller’s and the Purchaser’s entry into the License Agreement, the amount of the Earn-Out Payment payable by the Purchaser under Section 2.4(b) of the Securities Purchase Agreement shall be $85,000 and (ii) waives any right to additional Earn-Out Payments (or any portion thereof) under Section 2.4 of the Securities Purchase Agreement.

2. As consideration for the covenants and agreements set forth herein, including the provisions of Section 1 above, the Seller, on behalf of itself, and on behalf of its officers, directors, executives, employees, investors, shareholders, partners, members, managers, fiduciaries, insurers, administrators, trustees, beneficiaries, divisions, affiliates, parents, subsidiaries, predecessors, successors, transferees, and assigns, and anyone acting on any one of their joint or several behalf, whether past, present or future (collectively, the “Releasing Parties”), hereby fully and forever releases, remises, acquits and discharges the Company, the Purchaser and each of their respective officers, directors, executives, employees, investors, shareholders, partners, members, managers, fiduciaries, insurers, administrators, trustees, beneficiaries, divisions, affiliates, parents, subsidiaries, predecessors, successors, transferees, and assigns, and anyone acting on any one of their joint or several behalf, whether past, present or future (collectively, the “Released Parties”), of and from any and all claims, injuries, suits, actions, causes of action, charges, demands, liabilities, obligations, responsibilities, benefits, attorneys’ fees, and/or costs, direct or indirect, whether presently known or unknown, suspected or unsuspected, asserted or unasserted, liquidated or unliquidated, fixed or contingent, accrued or unaccrued, of whatever kind or nature, in law or in equity, in any way arising out of or relating to Section 2.4 of the Securities Purchase Agreement or to the License Agreement, including, but not limited to, the Earn-Out Payment (collectively, the “Released Claims”). The parties to this Letter Agreement intend the foregoing release and discharge to be as broad as they can possibly create such that it resolves any and all claims and issues and includes any actions of any kind, including any future action that may be brought by the Releasing Parties, related to the Released Claims.

3. The Releasing Parties further covenant not to sue any of the Released Parties for any Released Claim. The Releasing Parties warrant that they have not filed any suit, action, complaint, claim or charge against the Released Parties relating to a Released Claim with any local, state or federal agency or court. The Releasing Parties agree that, if any such agency or court assumes the prosecution or jurisdiction of any suit, action, complaint, claim or charge against the Released Parties relating to a Released Claim, the Releasing Parties will immediately dismiss the suit, action, complaint, claim or charge and/or will immediately request such agency or court to dismiss and withdraw from the matter, and the Releasing Parties will not support the effort of anyone else or any entity that might file a suit, action, complaint, claim or charge against the Released Parties relating to a Released Claim. In the event the Releasing Parties fail or refuse to undertake these obligations, the Releasing Parties agree that this Letter Agreement shall operate to effectuate the dismissal or withdrawal of such suit, action, complaint, charge or claim and that the Releasing Parties will forward to the Released Parties any monies the Releasing Parties receive from such suit, action, complaint, charge or claim. The Releasing Parties have not assigned or otherwise transferred any interest in any Released Claim, and they shall not do so now or in the future. The Releasing Parties shall not commence, join in, or in any manner support or seek relief through any suit, action, complaint, charge or claim arising out of, based upon, or relating to any Released Claim.

4. The Releasing Parties, in return for the consideration provided in this Letter Agreement, agree to indemnify, forever hold harmless, and defend (with counsel selected by the Released Parties and the Released Parties retaining the sole right to direct and control the litigation) the Released Parties against any and all loss, cost, expense, claims, cross-claims, cross-actions, liability, liens, suits, demands, damages, or costs of defense (including attorney’s fees and expenses), direct or indirect, whether presently known or unknown, suspected or unsuspected, asserted or unasserted, liquidated or unliquidated, fixed or contingent, accrued or unaccrued, of whatever kind or nature, in law or in equity, in any way arising out of or relating to a Releasing Party’s violation of this Letter Agreement, including, but not limited to, a violation of Section 2 or Section 3 above.

5. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. The parties hereto irrevocably submit to the exclusive jurisdiction of any federal or state court located within New Castle County, Delaware over any dispute arising out of or relating to this Letter Agreement.

6. If any provision of this Letter Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other provisions of this Letter Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Letter Agreement is not affected in any manner materially adverse to any party hereto.

Except as modified and amended herein, all of the terms and conditions of the Securities Purchase Agreement remain in full force and effect and are hereby ratified and confirmed by the parties hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Letter Agreement to be effective as of the date first above written.

PURCHASER:

MANYCAM ULC

By:	/s/ Jason Katz
Name:	Jason Katz
Title:	President

SELLER:

VISICOM MEDIA INC.

By:	/s/ Patrice Carrenard
Name:	Patrice Carrenard
Title:	President

SOLELY WITH RESPECT TO ITS
OBLIGATIONS IN SECTION 2.4(g) OF THE SECURITIES PURCHASE AGREEMENT

PALTALK, INC.

By:	/s/ Jason Katz
Name:	Jason Katz
Title:	Chief Executive Officer

Signature Page to the Letter Agreement